Exhibit 99.1

Amedisys

Moderator: William S. Borne

August 12, 2003

10:00 a.m. EST

OPERATOR: Good morning, ladies and gentlemen, and welcome to the Amedisys second quarter 2003 earnings conference call.

At this time, all participants have been placed on a listen-only mode and the floor will be open for your question following the presentation. If you would like to ask a question, you may press one followed by four on your touch-tone phone.

It is now my pleasure to turn the floor over to Mr. Brian Ritchie with Euro RSCG Life NRP. Sir, the floor is yours.

BRIAN RITCHIE, EURO RSCG LIFE NRP: Good morning. And thank you for joining us for today’s Amedisys investor conference call to discuss recent corporate developments relative to this morning’s second quarter 2003 earnings announcement.

By now, you should have received the press release. If for some reason you have not received the press release or are unable to log into the Webcast, please call me, Brian Ritchie of Euro RSCG Life NRP at 212-845-4269 and I will be happy to assist you.

Speaking today, we have the company’s President and Chief Executive Officer, Bill Borne, the company’s Chief Financial Officer, Greg Browne and the company’s Chief Operating Officer, Larry Graham. Management will give you an overview of the quarter’s highlights and then open the call to questions and answers.

Before we get started though, we would like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the company, including without limitations statements regarding operating results in calendar 2003, earnings per share in 2003, growth opportunities and other statements that refer to Amedisys’ plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys’ most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the conference call over to Bill Borne. Please go ahead, Mr. Borne.

WILLIAM BORNE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMEDISYS INCORPORATED: Thanks, Brian. Good morning. Welcome to our second annual for (ph) conference call. I want to thank everyone for your interest in calling in this morning. As always, we appreciate your support.

Amedisys has overcome significant challenges in the past year and we are a stronger company as a result. Today we have reported better-than-expected earnings, and even more important, we have increased our earnings guidance for the remainder of 2003.

We put in place several initiatives last October with the primary objective of becoming the low-cost, outcome-driven, home care provider of choice in the markets we serve.

We are pleased to announce the success of these initiatives, which have resulted in a significant improvement in our operating margins, an increase in the company’s cash to $12.8 million, the highest cash position in our history and the strongest balance sheet with the best debt-to-equity ratio since the company’s inception.

The achievements mentioned above, coupled with a more benign reimbursement environment from Medicare, well positions Amedisys to be a leading Medicare home nursing company.

Our track record of successful acquisitions, starting with the acquisition of a significant part of Columbia/HCA’s home nursing division in 1998, clearly demonstrates our discipline and capability to grow externally.

We are particularly excited about the Metro Preferred acquisition we announced last week, which brings strong local management, great market presence, as well as immediate and significant earnings. We welcome Metro’s management team and all the Metro employees to the Amedisys family.

To reiterate our objectives and strategy outlined in the past, we plan to enhance our position in chosen markets as a profitable and leading provider of high-quality, low-cost, home nursing services.

As we move forward, we will focus on our employees. I would like to add a special note of thanks to our field leadership and staff who have all done a truly remarkable job over the past year.

Our intention is to outgrow the market and our competitors through our internal growth strategies by further development of our specialty clinical programs while demonstrating superior outcomes accompanied by more effective sales efforts.

We will continue to reduce and manage cost through unmatched technology as it relates to Medicare episodic care. Larry will give more detail as to how this initiative has contributed to our current performance. We will continue to enhance our disease management capability, as well as position ourselves to take advantage of expected future trends in Medicare.

Our current service platform, targeted disease-specific clinical focus and concentrated demographics combine to provide Amedisys with a solid foundation to take advantage of the trends initiated by the Medicare demonstration projects with respect to both disease management and care coordination.

And finally, we will have an extraordinary opportunity to continue our expansion through selected acquisitions. Through strict adherence to our internal growth strategy, management continues to believe that we can achieve a 15 to 20-percent EPS growth from internal initiatives.

Combined with a recently conditioned market, which will allow us to acquire home health agencies at attractive and accretive multiples, we believe our overall EPS growth could increase in ranges from 20 up to 30 percent annually.

Going forward, our growth potential is exciting and we believe it will be this growth that will ensure Amedisys’ position as a leader in the home health nursing market.

Again, we thank you for your presence on this call. And now, I would like to pass this call to Greg for his financial overview, who will then be followed by Larry with an operational update. Thanks.

GREGORY BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS INCORPORATED: Thanks, Bill.

I will now discuss financial highlights of the second quarter and the first half of 2003, both the income statement and balance sheet, as well as comment on reimbursement and guidance.

So as not to be repetitive, please bear in mind that the results for the first half of 2002 were impacted by reduced tax expense associated with evaluation (ph) allowance.

For the quarter, our revenues of 32.2 million reflected the strong internal growth of eight percent offset by both the October Medicare reduction and the elimination of the rural surcharge from April the 1st.

For the six months ended June, our revenues totaled 63.3 million and (ph) again 64.7 million in the prior year. It should be noted that our non-Medicare revenue in the most recent six months is approximately $1.5 million less than in the previous year. For the quarter, our reported gross margin of $19.1 million was clearly very strong.

For the three months ended June, our general and administrative expenses at 16.5 million were higher by 0.5 million than the first quarter, although slightly lower on a percentage basis at 51.4 percent. For the six months, our general and administrative expenses totaled 32.6 million as compared with 30.3 million in the prior year.

For the quarter, our operating income is 2.6 million, substantially above the 2.2 million reported in the first quarter, although lower than the three million in the second quarter of 2002. And for the first half, our operating income of 4.7 million was $1.2 million lower than the corresponding period of 2002.

Please note that for the most recent quarter and six months, other income and expenses were favorably impacted by approximately $180,000 relating to items considered non-recurring in nature, bringing (ph) a return of approximately $55,000 of funds previously written off in respect of the NCFE matter and $125,000 paid to the company as consideration for dropping out of a Certificate of Need process.

For the quarter, a net income of 1.5 million or 16 cents per diluted share is after a tax provision of 37.9 percent and is compared with 1.7 million in the second quarter of 2002. And for the six months, our net income was 2.7 million or 28 cents per share.

Some further comments. We’re obviously very pleased with the gross margin for the quarter of 59.3 percent, which compares to 58.5 percent in the first quarter and 55.6 percent in the second quarter of last year.

This improvement in our gross margin reflects not only the efforts made in improving utilization, restructuring clinical management and eliminating low-margin business, but also the combined impact of a number of information system enhancements, which Larry will discuss later.

These enhancements also impacted our revenue per episode, which increased from approximately $2,400 in the first quarter to approximately $2,435 in the second quarter. We do not expect further significant improvements in gross margin to occur in 2003.

Our general and administrative expenses increased by three percent or half-a-million dollars from the first quarter, as I mentioned, to 16.5 (ph) million, particularly as a result of fees associated with the new operational processes, increased bonuses for field staff and higher-than-expected audit fees for 2002.

General and administrative expenses were approximately 1.2 million higher for the quarter than the same period last year.

And additional contributing factors to this increase include the retention bonuses, which we continued to amortize through the end of the June quarter and which have now been completely amortized, as well as the legal fees associated with the NCFE litigation and Certificate of Need activity which we discussed on our last call.

Interest expense net for the quarter was within expectations at 317,000 and we expect this to be materially the same in each of the remaining two quarters.

As stated in our press release, we have now finalized terms with the office of the Inspector General.

With reference to the balance sheet, as Bill mentioned, cash balances total 12.8 million, $4.5 million higher than the March figure and significantly higher than we had previously indicated, although of course, $6 million has now been utilized on the recent Metro Preferred acquisition.

The main contributor to this extraordinary cash improvement, apart from good operating profitability, was a further decline in our days sales outstanding to 32 days from the 36 days at March. This was driven by the changes to our internal billing cycle referred to on the last call and we do not expect further material changes.

In addition, I would add that the company will not be paying cash taxes until 2004 and that both current liabilities and cash were somewhat higher than usual at June 30th.

Total debt, including capital leases, now stands at $20.3 million, a net decrease of 2.4 million since March 31st. And we plan to continue to pay down principal at approximately that rate through the remainder of 2003, although of course, we recently added a note of $1 million in relation to the acquisition.

With respect to Medicare cost report liabilities, we are now beginning to receive final notices for the 1999 and 2000 years, which appear to be within the estimates previously made.

We have repayments due to CMS. We intend to apply for extended payment plans and if successful, this would improve our current ration. It would, however, add some interest expense, which we have accounted for in our guidance.

Capital expenditure for the quarter was minimal at 300,000, although this rate will probably slightly increase in the second half of the year.

Cash flow was clearly very strong, with EBITDA at 3.5 million and cash flow from operations for the quarter at $6.9 million.

The company continues to be active with respect to acquisitions and discussions are ongoing with respect to a replacement financing arrangement with the objective both rationalizing the debt picture, as well as providing increased availability for acquisitions.

Reimbursement. Effective October 1st, current legislation would call for a market basket increase, currently estimated to be approximately three percent when specifically applied to Amedisys. On our last call, I indicated that we had used a two-percent number in formulating our guidance.

Given the uncertainty of proposals currently under discussion in Congress, which include reducing the market basket by 0.4 percent, a small co-pay equivalent to a 1.5-percent decrease is now (ph) collected and the possibility of getting back the rural add on either in whole or in part, we have elected to continue to use the two-percent number.

Guidance. We have previously given preliminary guidance for 2003 of 50 to 60 cents per share, but with the excellent operational performance in the first half and our recent accretive acquisition, this has been increased to 63 to 67 cents per share.

We expect that the third quarter will fall within the range of 16 to 19 cents per share on approximately 10.1 million fully diluted shares. And our guidance, by the way, is that fully diluted shares will total approximately $9.9 million for the whole of 2003. Both these numbers for shares include the 163,000 recently issued for the acquisition.

We intend to wait until our next call to provide preliminary guidance for 2004, that is until the reimbursement picture becomes clearer, although it is our objective to increase earnings per share by over 20 percent next year.

Larry will now comment on operations.

LARRY GRAHAM, CHIEF OPERATING OFFICER, AMEDISYS INCORPORATED: Thank you, Greg.

Over the last two quarters, we have implemented several company-wide processes. The benefit of being connected via a wide area network and the development of focused programming has allowed us to initiate the following processes.

Number one, we have implemented intensive analysis of episodes while they are in progress rather than on a retrospective basis.

Exception (ph) reporting on a real-time basis, when combined with the use of scanning technology and associated edits of admission data has allowed a centralized episode review team to operate in tandem with both admission nurses and clinical review staff.

This analysis provides a more structured and consistent assessment of the patient, which allows us to select the appropriate care protocol.

Number two, we have centralized the wound telemedicine concept and incorporated those services within our network. Our wound specialists utilize proprietary programming to assess wound patients admitted to our organization on a daily basis.

The primary responsibility of our centralized wound services are to ensure all Amedisys’ wound patients receive appropriate products based upon the most advanced research available, as well as all of the ancillary services available to them in order to improve their wound healing rates such as specialty mattresses and correct nutritional guidance for wound healing.

Number three, Amedisys has proprietary clinical tracks (ph) and disease management programs.

Each time a nurse in our organization provides clinical teaching according to the standards of care outlined in either our clinical tracks (ph) or disease management programs, we are now able to run system reports and determine if the patient has questionable understanding of the teaching provided or the patient has verbalized understanding of the clinical teaching or whether the patient has demonstrated understanding of the clinical teaching.

These reports give us a clear understanding of our thoroughness in nursing instruction and the patient’s understanding of those critical elements of self management.

We have also implemented agency-level reports that give us a clear understanding of our oasis outcomes patient by patient since the start of care.

Within the last two quarters, we have implemented a company-wide assessment of these key reports to guide us in our decision making. These initiatives support our primary mission to be the low-cost, outcome-driven, home are provider of choice.

These processes, while implemented in the last two quarters, are the culmination of a long period of development and strategic planning and have resulted in a more structured and consistent approach to our clinical care and a more efficient use of our resources, which is apparent in our gross margin improvements.

Combined with our internal growth, growth from acquisitions and excellent local leadership in the field, these initiatives have produced solid second quarter results.

Also in regards to our recent acquisition of Metro Preferred Home Care, it is important to note we have many integration issues, such as conversion to our information system and care protocols. We believe the integration will not be complete until next year.

We continue to believe that focus and execution will separate us from our competition. Amedisys expresses our appreciation for the support of our shareholders, customers, vendors and employees. At this time, we will open the call to your questions concerning matters covered in this release. Thank you.

OPERATOR: Thank you . The floor is now open for questions. If you do have a question, please press one followed by four on your touch-tone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

We do ask if you are using a speakerphone to please pick up your hand set to provide optimum sound quality. Once again, that’s one followed by four on your touch-tone telephone at this time. Please hold while we poll for questions.

Your first question is coming from Arthur Henderson (ph) of Jefferies & Company. Please state your question.

ARTHUR HENDERSON (ph), JEFFERIES & COMPANY: Hi. Good morning. Great work, folks. I had a couple of questions for Larry, first of all. What were the visits per episode, average visits per episode during the quarter?

LARRY GRAHAM: They ranged between 17 and 17-and-a-half.

ARTHUR HENDERSON (ph): Seventeen, 17-and-a-half. Now is that — is that down from the previous quarter or is that pretty consistent with where you had been?

LARRY GRAHAM: It’s down slightly but fairly consistent.

ARTHUR HENDERSON (ph): And the — I consider that to be an improvement. Is that — is that due to some of the things you’ve talked about in your discussion with respect to, you know, better clinical protocols, et cetera?

LARRY GRAHAM: Yes and the improved technology where we’re able to review episodes on a real-time basis, which provides a more structured and consistent assessment of the patient, but yes, that’s correct.

ARTHUR HENDERSON (ph): OK. And then the average revenue per episode, do you have that handy as well? Because I know that would have gone down as a result of the 10-percent rural (ph) add-on going away.

LARRY GRAHAM: Yes. In Greg’s comments, he mentioned for the second quarter, it was around 2,435.

ARTHUR HENDERSON (ph): Twenty-four-thirty-five (ph).

LARRY GRAHAM: In the first quarter, it was around 2,400.

ARTHUR HENDERSON (ph): OK. Bill, I was wondering if you could talk a little bit more about the disease management prospects. Specifically, has Medicare put out some, I guess requests related to a demonstration project or is there a demonstration project underway? Could you, kind of, provide some color on there and — on that — and what the opportunity for Amedisys could be?

WILLIAM BORNE: Right. Well, Arthur (ph), we don’t want to get too detailed in the disease management process. But — and today when we care for patient in our episodes of care, we actually have a function which is disease management, which is as Larry mentioned, is the education and maintenance of compliance with the patient. That’s a big part of disease management in itself.

Our infrastructure supports us to be able to move or migrate into the disease management potential with Medicare because in each office, we have care coordinators who are nurses and, in addition, we have the ability to electronically track a lot of information.

So we feel that Amedisys has a good platform with its offices, its infrastructure, its nurses and care coordinators to add the capabilities of disease management as Medicare moves forward.

Currently there are several demonstration projects that are ongoing with Medicare that are oriented around care coordination and case management and that’s what we do in all of our episodes of care. We feel we have the Medicare demographics to be a natural transition when Medicare decides to shift.

ARTHUR HENDERSON (ph): Are you involved in any of those demonstration projects right now?

WILLIAM BORNE: Not currently.

ARTHUR HENDERSON (ph): OK. OK. But you have plans that you would like to become part of those demonstration projects?

WILLIAM BORNE: We’re looking into that as we speak. We’re soliciting vendors to upgrade some of our disease management software that would allow us to move in that direction. And we fully expect to see that as an opportunity for Amedisys as we move forward.

ARTHUR HENDERSON (ph): OK. OK. ON the acquisition side, obviously this most recent acquisition was highly accretive to your numbers. And from my math, it looks like you made it at about 3.2 times EBITDA.

I’m just wondering, are you seeing a lot of good acquisition candidates out there and are the valuations still trending in the three to four times range? And do you have — I mean obviously cash flow permitting, are you wanting to be more aggressive in the acquisition market?

GREGORY BROWNE: Arthur (ph), this is Greg. Just to answer your question, we continue to see, I would say, a steady flow of acquisition candidates. We are evaluating some of those more closely.

I think the multiples are still consistent with what we have indicated previously is what we’re willing to pay. They have to meet our criteria of being within our general geographic area and have a pay mix consistent with what we — what we currently have.

And no, we’re not, I wouldn’t say aggressive. We want to be disciplined in the acquisitions that we do and we want to be able to continue to find integration process (ph) that the company — the fine (ph) job that the company has done in the past.

ARTHUR HENDERSON (ph): OK. And most of the acquisitions that you would do would be to tuck ins (ph) in your existing markets or are you looking to go more into Texas or any of the, sort of, outlined areas?

GREGORY BROWNE: We have — Arthur (ph), I think the answer would be both. You know, there’s a couple of markets outside our existing direct markets, which we quite like.

Obviously there’s vast areas (ph) of Texas which we currently do not operate in. There are also some contiguous states where we would quite like to be represented. And there’s some areas where we’re under represented in particular states, as well. So I think it — you know, both categories are represented.

ARTHUR HENDERSON (ph): OK. And one more question and I’ll jump out of here, let someone else ask. Where do you see — I mean you’ve talked about the improvement in the gross margins, sort of, flattening out where you are right now at about 59.3 percent.

What sort of opportunity — further opportunity in the SG&A side do you have? I mean obviously (ph) retention bonuses are phased out now. So you’re getting some improvement there.

But should we see the SG&A stay fairly constant to where, you know, you would expect it net of the retention bonuses? I mean do you need to have more SG&A if you grow the business with additional acquisitions or are we getting to, kind of, a level where it’s appropriate and we can see continued margin improvement, especially on the EBITDA line?

GREGORY BROWNE: Arthur (ph), I think your comments on the margin — gross margin side are appropriate. As far as G&A is concerned, I would not anticipate significant increases, you know, over the next year or — for the remainder of this year and possibly into early next year as a result of the acquisition.

You know, Amedisys is a highly centralized company for a lot of its administrative functions.

And we believe that gives us significant operating leverage as we tuck in acquisitions. And therein, I think we’ll drive some improvements in perhaps operating income percentage over the next year if we’re successful in adding those acquisitions without adding administrative costs, as I believe we can be.

ARTHUR HENDERSON (ph): OK, great. Fantastic work. Thanks so much.

OPERATOR: Thank you. Your next question is coming from Scheryl Skolnick of Fulcrum. Please state your question.

SCHERYL SKOLNICK, FULCRUM: Good morning, and very, very nice job. I know everybody’s worked very hard. I do have a question on the pending Medicare, the two bills that are out there, one of which of course does include on the House side a proposal for home care co-payments. And of course we have no idea if that’s going to actually end up in the final bill or not.

But could you comment a little bit on what the introduction of home — of co-payments might mean for you structurally in terms of, you know, what investment you might have to make in order to be able to collect that and how you would handle that going forward.

GREGORY BROWNE: Right. Scheryl, this is Greg Browne. How are you?

SCHERYL SKOLNICK: I’m great, thanks.

GREGORY BROWNE: Look, as far as the legislation is concerned, you know, to our practice (INAUDIBLE) each (ph) quarterly call to have a discussion with our representatives of — industry representatives in Washington to see what’s going on. Obviously the co-pay is, I believe, part of the House bill but not part of the Senate bill. And so, it remains to be seen if it goes forward.

As far as what would be required internally, we would — we would require some system changes in order to put in place the calculation of a — of the co-pay amount and the delivery of that to our — to or patients.

We would then require some follow-up work obviously to try and collect what would be appropriate. And then, of course, that’s somewhat consistent with what we do on some of their private insurance. So I don’t see as an enormous departure that would require some programming work.

I think it’s a bit early to say as to what percentage of it we might collect and that’s why we want to be fairly conservative with respect, you know, to what’s going forward on the reimbursement side.

But, you know, there would be some changes clearly and we would have to determine, for example, to what extent, you know, our visiting nurses would get involved in collections. I mean I think there’s a whole host of issues there and we haven’t finished working them all through and we’ll wait until we see what the final legislation is.

SCHERYL SKOLNICK: Well I think that’s fair enough. Thanks very much.

GREGORY BROWNE: Thank you.

OPERATOR: Thank you. Your next question is coming from Wilson Jaeggli of Southwell Partners. Please state your question.

WILSON JAEGGLI, SOUTHWELL PARTNERS: Gentlemen, congratulations — a super quarter and a tremendous amount of momentum here. Larry, a question for you on the acquisition here. Could you tell us a little bit? You mentioned that Metro Pre (ph), you’ll not be implementing your IT system for at least a year.

Could you tell us where they stand on some metrics here? What are the gross margins? What’s your episode growth? How does that compare to what it is historically here at our company?

LARRY GRAHAM: All right. First of all, Metro Preferred, we will be implementing the computer system probably within the next 60 to 90 days. I mentioned all the processes and protocols will not be complete until next year. They are approximately an $18 million company and the local leadership which we have hired started this company from nothing.

So they have an entrepreneurial spirit. They have a very good solid internal growth rate. So we believe we’ll be able to utilize some of their skill sets in that arena, especially in the New Orleans area, which is a major metropolitan area. So as far as their gross margin, they’re fairly consistent with ours. Their bottom line is fairly consistent with ours.

And their — one thing that they do excel at is growth and we’ve seen that looking backwards and analyzing it first quarter. So we feel pretty confident about it. We also feel like putting in our system and our protocols may enhance some things on a go-forward basis.

WILSON JAEGGLI: The margins are much the same, as you say. But is their episode growth like your 80-percent (ph) numbers?

LARRY GRAHAM: Theirs is actually higher.

WILSON JAEGGLI: Oh, well good. OK. Let’s see. A lot of my questions were actually touched on by other people in here. I think I’m going to leave it at that then. Thanks again and a good quarter.

LARRY GRAHAM: Thank you.

OPERATOR: Thank you. Your next question is coming from Carter Newbold of Rutabaga Capital. Please state your question.

CARTER NEWBOLD, RUTABAGA CAPITAL: Good morning, guys.

UNKNOWN MALE #1: Good morning.

UNKNOWN MALE #2: Good morning.

CARTER NEWBOLD: I had two quick questions. First, I’m trying to square your growth and revenue per episode with the loss of the rural cut on — you know, I think you said it was up about one-and-a-half percent sequentially. Is that just all related to letting some of the lower priced private, you know, commercial business run off?

LARRY GRAHAM: Yes. This is Larry. We did let some of the managed care contracts — we eliminated approximately 15 contracts, as we went over in the last conference call. And you’re correct on the rural price test that was fully impacted in the second quarter and partially impacted in the first quarter.

But the standardized approach that we’ve used for a more structured and consistent assessment of the patient and specifically using technology on a real-time basis has helped us offset those. But your analysis of the exit of managed care, as well as the rural cut, is correct.

CARTER NEWBOLD: OK. And then secondly, I just wondered if you could characterize nursing turnover and nursing costs. Anything like the competition that you faced in Georgia a year-or-so ago cropping up anywhere?

LARRY GRAHAM: I’ll answer the last part first. The answer is no. As far as turnover, we’re right at the industry average in turnover as far as nursing goes and nursing cost.

It’s really on a market-by-market basis. We have some markets that are relatively benign in their increases year to year and some markets that have more of a nursing shortage that you have to address. On a company-wide basis, it hasn’t been anything out of control or not manageable, as evidenced in our improving gross margin.

CARTER NEWBOLD: Great. Thanks very much.

UNKNOWN MALE #3: Thank you.

OPERATOR: Thank you. Once again, if you do have a question, you may press one followed by four on your touch-tone telephone at this time.

Your next question is coming from Dick Edelman of Sanders Morris. Please state your question.

DICK EDELMAN, SANDERS MORRIS: Good morning, gentlemen.

UNKNOWN MALE #4: Good morning.

DICK EDELMAN: Terrific, terrific quarter. Congratulations. In the acquisition arena, in previous — in previous discussions, you kind of, talked about hospital-based oriented acquisitions, and yet, this one is not. Give us some idea.

The ones you’re most closely looking at now, what areas do you think in terms of either hospital based or existing managed based, entrepreneurial based.

And number two, would there be as much context of Medicare types of patients or might that change a little bit going forward?

LARRY GRAHAM: Good morning, Dick. This is Larry.

DICK EDELMAN: Hi, Larry.

LARRY GRAHAM: Greg mentioned that we will continue to look at both types of acquisitions. Historically, you’re correct. We’ve done hospital-based acquisitions. And there’s some major differences. Typically a hospital-based acquisition is under performing and a private acquisition is performing at or near what the market is performing.

As far as the Medicare mix, we’re still looking at high Medicare. Obviously that’s about 90 to 91 percent of our business, and we believe that’s what we excel at. As we get into disease management, we may enter more managed care if the correct pricing is there, but there’s no immediate plans to do that.

But as far as private deals and/or hospital deals, we look at both. And we look at every deal stands alone, so there’s no one particular deal that we’re looking at more heavily than the other.

When we enter a market, it may make sense to go with a major hospital home care agency or it may make sense to go with a dominant private play. We are seeing more private players out there willing to start discussions on divesting of their home care operations.

DICK EDELMAN: All right. And those typically are fairly Medicare directed for the most part?

LARRY GRAHAM: The ones we are looking at, yes they are.

DICK EDELMAN: The ones you are looking at, but there a lot of others that are not, in other words.

LARRY GRAHAM: There are others. But in home care nursing on the private side, there are a lot of — for all the reasons we’re in it, there are a lot of people that are in the Medicare business.

DICK EDELMAN: OK. If you were to go to a hospital based, what you’re saying is there is a typically, possibly more troubled types of businesses and this is why the hospital wants to get rid of them, which might imply pricing differentials in terms of what you have to pay. Is that fair to say or not?

LARRY GRAHAM: That’s correct.

DICK EDELMAN: OK. And in turn, I guess there’d be a variance in margins between the private and hospital based, just as this one you just made, this acquisition.

LARRY GRAHAM: On the short term, that would be correct.

DICK EDELMAN: OK. The acquisitions, from what you’ve said, you’re looking in the surrounding states or fill ins. My guess would be this would probably include Texas. It would probably include even the rest of Florida. But you’re — and I’m just saying this. Are you probably not going to go to more Northern states where the population is heavier?

LARRY GRAHAM: We’re in 11 states in the Southeast. And I think if you look at our geographic footprint, the only state that we’re not in right now in the Southeast is Mississippi. Obviously we would like to get in more of Texas and more of Florida for demographic reasons.

We mentioned contiguous states, you know, a state that borders one of the states we’re in, we might look at. But as far as jumping way up North or out West, that’s not in our interests right now.

DICK EDELMAN: All right. And last year — and this will be the last question — Georgia did give you some problems around the Atlanta area. But Georgia itself was, if I remember correctly, 30 percent of your total revs. Is that still the case or has that spread out a little bit?

LARRY GRAHAM: I think it’s slightly higher, maybe 35 to 40 percent.

DICK EDELMAN: OK, and why is that?

LARRY GRAHAM: It’s always been slightly higher. I think the 30 percent, it’s never been quite that low.

DICK EDELMAN: OK. But I mean why is Georgia so significant?

LARRY GRAHAM: Well when we acquired Columbia/HCA, they had a dominant presence in the Atlanta market and North Georgia. It’s also a Certificate of Need state, so there’s barriers to entry. So we’ve always, since 1998, had a very dominant presence in Georgia.

DICK EDELMAN: OK. All right. Well, good. Again, congratulations — a wonderful quarter.

LARRY GRAHAM: Thank you.

GREGORY BROWNE: I’d just like to interject one comment here. We’re just going through a severe thunderstorm in the area, and it’s not impossible we might lose power. It’s not because we don’t want to talk to you.

DICK EDELMAN (?): Well keep those beds operating.

OPERATOR: If there are any further questions, you may press one followed by four on your touch-tone telephone.

Your next question is coming from Hazel Canham of Canham & Canham. Please state your question.

HAZEL CANHAM, CANHAM & CANHAM: Yes. Now that you’ve wrapped up your earnings and you’ve gotten your acquisition done, will you be going out to the investment community in a road show?

GREGORY BROWNE: Hazel, thanks for joining in our call. This is Greg Browne. Yes, we intend to be active with respect to road shows over the forthcoming quarter, probably after Labor Day.

We have been active, in fact, over the last three months, including several trips to New York and Boston and Chicago and also Florida and we would intend to continue that. And we will probably do a swing to the western half of the country in the latter half of September. But yes is the answer.

HAZEL CANHAM: OK. Thank you.

GREGORY BROWNE: Thank you.

OPERATOR: I would now like to turn the floor back to the speakers for any further or closing comments.

WILLIAM BORNE (?): Thanks, Jackie (ph). Again, we appreciate everybody calling in this morning. We’re excited about the results we were able to produce in the second quarter.

As always, we’re looking forward to the third quarter and towards the year end. We think that we’re just beginning in a new environment that is conditioned for consolidation and we feel that Amedisys is recognized as one of those consolidators.

We look forward to what the future has to offer and we look forward to getting back together on our third quarter conference call. Thank you all very much for calling in.

OPERATOR: Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.

END